Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i) our report dated August 12, 2011 with respect to the consolidated statements of operations, changes in equity and cash flows of Mid-Con Energy Corporation for the year ended June 30, 2009, and (ii) our report dated March 9, 2012 with respect to the consolidated financial statements of Mid-Con Energy Partners, LP for the years ended December 31, 2011 and 2010 and for the period from inception (July 1, 2009) to December 31, 2009, both of which are included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Mid-Con Energy Partners, LP, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 1, 2013